Exhibit 99.1

K2 INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Thousands, except per share figures)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$315,403	$301,142	$688,128	$649,213
Cost of products sold	213,997	198,577	463,112	434,093

Gross profit	101,406	102,565	225,016	215,120
Selling expenses	63,535	57,683	132,771	119,558
General and administrative expenses	39,296	35,703	79,768	73,776

Operating income (loss)	(1,425)	9,179	12,477	21,786
Interest expense	7,151	6,736	14,320	14,569
Other income (loss), net	581	(783)	(106)	(1,535)

Income (loss) before provision for income taxes	(9,157)	3,226	(1,737)	8,752
Provision (benefit) for income taxes	(3,310)	1,083	(657)	2,967

Net income (loss)	$(5,847)	$2,143	$(1,080)	$5,785

Basic earnings (loss) per share of Common Stock:	$(0.12)	$0.05	$(0.02)	$0.12

Diluted earnings (loss) per share of Common Stock:	$(0.12)	$0.05	$(0.02)	$0.12

Basic shares outstanding of Common Stock	49,492	47,016	49,439	46,916
Diluted shares outstanding of Common Stock	49,492	47,604	49,439	47,555

See notes to consolidated condensed financial statements

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(unaudited)
	(Thousands, except share data)
Assets
Current Assets
Cash and cash equivalents	$19,121	$15,279
Accounts receivable, less allowances for doubtful accounts of $19,900 (2007) and $19,462 (2006)	295,440	401,563
Inventories, net	434,194	384,983
Deferred income taxes	17,541	16,101
Prepaid expenses and other current assets	28,054	26,292

Total current assets	794,350	844,218

Property, plant and equipment	337,432	319,454
Less allowance for depreciation and amortization	191,883	176,104

	145,549	143,350
Other Assets
Goodwill	128,050	113,854
Tradenames	88,232	89,286
Other intangible assets, net	35,018	24,762
Other	20,542	19,984

Total Assets	$1,211,741	$1,235,454

Liabilities and Shareholders’ Equity
Current Liabilities
Bank loans	$8,887	$16,071
Accounts payable	90,264	94,806
Income taxes payable	16,393	28,778
Accrued payroll and related	31,149	42,666
Other accruals	98,658	97,797
Current portion of long-term debt	8,154	3,424

Total current liabilities	253,505	283,542

Long-term pension liabilities	24,349	25,130
Long-term debt	298,439	297,488
Deferred income taxes	15,308	14,657
Convertible debentures	75,000	75,000

Shareholders’ Equity
Preferred Stock, $1 par value, authorized 12,500,000 shares, none issued	—	—
Common Stock, $1 par value, authorized 110,000,000 shares in 2007 and 2006, issued shares - 50,461,514 in 2007 and 50,177,601 in 2006	50,462	50,178
Additional paid-in capital	534,792	531,421
Retained deficit	(29,079)	(27,315)
Treasury shares at cost, 763,140 shares in 2007 and 2006	(9,360)	(9,360)
Accumulated other comprehensive loss	(1,675)	(5,287)

Total Shareholders’ Equity	545,140	539,637

Total Liabilities and Shareholders’ Equity	$1,211,741	$1,235,454

See notes to consolidated condensed financial statements

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2007	2006
	(Thousands)
Operating Activities
Net income (loss)	$(1,080)	$5,785
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain)/loss on disposal of assets	462	(1,504)
Depreciation and amortization	20,931	17,791
Non-cash share-based compensation charges	2,136	989
Deferred taxes	231	2,736
Decrease in long-term pension liabilities	(957)	—
Changes in operating assets and liabilities	38,100	54,362

Net cash provided by operating activities	59,823	80,159

Investing Activities
Property, plant and equipment expenditures	(15,311)	(11,680)
Proceeds on sale of property, plant and equipment	—	5,386
Purchase of businesses, net of cash acquired	(37,527)	(2,813)
Other items, net	(3,602)	(2,066)

Net cash used in investing activities	(56,440)	(11,173)

Financing Activities
Borrowings under long-term debt	594,039	530,052
Payments of long-term debt	(588,358)	(598,840)
Net decrease in short-term bank loans	(7,184)	(1,526)
Debt financing costs	(50)	(325)
Proceeds received from exercise of stock options and warrants	1,822	1,085

Net cash provided by (used in) financing activities	269	(69,554)

Effects of foreign exchange rates on cash and cash equivalents	190	423

Net increase (decrease) in cash and cash equivalents	3,842	(145)

Cash and cash equivalents at beginning of period	15,279	11,797

Cash and cash equivalents at end of period	$19,121	$11,652

See notes to consolidated condensed financial statements

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

June 30, 2007

NOTE 1 – Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

The consolidated condensed balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

K2 Inc. (“K2”) reports its financial statements using a 13 week quarter ending on the closest Sunday to the end of March, June and September, and the fourth quarter ending on December 31. Prior to 2007, K2 reported its financial statements using a 52/53 week year with a 13 week quarter ending on the closest Sunday to the end of March, June, September and December. Fiscal year 2007 will include a full calendar year versus 53 weeks in 2006, and the first quarter 2007 includes 13 weeks versus 14 weeks in the first quarter 2006. For purposes of the consolidated financial statements, the end of each quarter is stated as of March 31, June 30, September 30 and December 31, respectively.

The interim financial statements should be read in connection with the financial statements in K2’s Annual Report on Form 10-K for the year ended December 31, 2006.

Certain prior year amounts have been reclassified to conform to the current year presentation.

The consolidated condensed financial statements of the Company presented herein do not reflect the impact of the acquisition of the Company by Jarden Corporation on August 8, 2007, which is described in further detail in Note 16.

NOTE 2 – Income Taxes

On January 1, 2007, K2 adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes–an interpretation of FASB Statement No. 109” (“FIN 48”). As a result of the adoption of FIN 48, K2 recognized a decrease of approximately $0.7 million to the January 1, 2007 retained earnings balance. Additionally, K2 decreased a deferred tax liability by approximately $1.0 million, reduced goodwill and other non-current intangible assets by approximately $6.5 million, and decreased income tax payable by approximately $4.8 million. As of the adoption date, K2 had approximately $21.8 million of total, gross unrecognized income tax benefits. Of this total, approximately $11.0 million represents the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods.

K2’s accounting policy is to recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. This policy did not change as a result of the adoption of FIN 48. K2 had approximately $2.8 million accrued for interest as of January 1, 2007.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 2 – Income Taxes (Continued)

K2 and its subsidiaries are subject to U.S. federal income tax as well as multiple foreign and state tax jurisdictions. The K2 Federal income tax returns for 2001 through 2004 are currently under examination. In addition, K2 has acquired entities which have net operating loss carryovers that originate from tax years prior to 2001 that could be subject to adjustment. K2 has two German subsidiaries which are currently under examination for years ranging from 1999 through 2004. It is reasonably possible that one of the German examinations will conclude in the next twelve months. However, based on the status of this examination and the protocol of finalizing audits, which could include appeals and other proceedings, the final outcome is not yet determinable. Various other foreign and state income tax returns are also under examination by the respective taxing authorities. K2 does not believe that the outcome of any of these examinations will have a material adverse effect on the consolidated results of operations or consolidated financial position.

NOTE 3 – Share-based Compensation

K2 accounts for share-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), “Share-Based Payment” (“SFAS 123R”), which requires K2 to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the consolidated statement of operations over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments is estimated using option-pricing models adjusted for the unique characteristics of those instruments.

Under K2’s 2006, 2005, 2004, 1999 and 1994 Long-Term Incentive Plans (“2006 Plan,” “2005 Plan,” “2004 Plan,” “1999 Plan” and “1994 Plan,” respectively), stock options may be granted to eligible directors and key employees of K2 and its subsidiaries at not less than 100% of the market value of the shares on the dates of grant. As defined in the 2006 Plan, 2005 Plan and 2004 Plan (collectively, the “Plans”), share-based awards include awards of shares of K2 common stock that are subject to certain restrictions (“Restricted Stock”) and a fixed or variable right to acquire K2 common stock, which may or may not be subject to restriction (“Restricted Stock Units”). The Plans also provide for the issuance of Restricted Stock, Restricted Stock Units and other share-based awards that are subject to performance objectives (“Performance Award”). The 2006, 2005, 2004, 1999 and 1994 Plans permit the granting of options for terms not to exceed ten years from date of grant. The options are exercisable on such terms as may be established at the dates of grant and generally vest over three years. Pursuant to the 1994 Plan, no additional awards may be granted under the 1994 Plan after December 31, 2004.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 3 – Share-based Compensation (Continued)

Stock Option Activity

Options granted, exercised, expired and forfeited under the 2006 Plan, 2005 Plan, 2004 Plan, 1999 Plan and 1994 Plan and options assumed from acquisitions for the first six months of fiscal year 2007 are as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding at December 31, 2006	4,163,919	$11.33	6.65
Granted	705,250
Exercised	(1,729)
Forfeited	(6,500)
Expired	(32,887)

Options outstanding at March 31, 2007	4,828,053	$11.42	6.91	$6,564,438
Granted	—
Exercised	(211,682)
Forfeited	(5,000)
Expired	(6,000)

Options outstanding at June 30, 2007	4,605,371	$11.54	6.76	$17,527,080

Options vested and expected to vest at June 30, 2007	4,544,306	$11.53	6.73	$17,317,972

Options exercisable at June 30, 2007	3,445,671	$11.48	5.88	$13,502,977

The weighted-average grant-date fair value of options granted during the three months ended June 30, 2007 and 2006 was $5.17. The weighted-average grant-date fair value of options granted during the six months ended June 30, 2007 and 2006 was $4.95 and $5.17, respectively. Intrinsic value is defined as the difference between the relevant current market value of the underlying common stock and the grant price for options with exercise prices less than the market values on such dates. The total intrinsic value of options exercised during the three months ended June 30, 2007 and 2006 were $1,440,600 and $419,000, respectively. The total intrinsic value of options exercised during the six months ended June 30, 2007 and 2006 was approximately $1,447,200 and $595,000, respectively. Cash received from stock options exercised during the six months ended June 30, 2007 was $1,821,900 and the actual tax benefit realized from these exercises was $1,428,300.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 3 – Share-based Compensation (Continued)

Options are granted at an exercise price equal to the fair market value at the date of grant. Information regarding stock options outstanding as of June 30, 2007 is as follows:

	Options Outstanding			Options Exercisable
Price Range	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$2.39 - $7.45	827,941	$7.16	4.54 years	827,941	$7.16
$7.50 - $10.63	265,238	8.41	3.32 years	257,238	8.35
$11.15	624,850	11.15	8.89 years	179,650	11.15
$11.25	123,600	11.25	1.46 years	123,600	11.25
$12.09	702,750	12.09	9.72 years	—	—
$12.50	100	12.50	1.80 years	100	12.50
$12.51	817,375	12.51	7.82 years	817,375	12.51
$12.97 - $13.25	108,429	13.15	4.02 years	104,679	13.15
$13.69	950,500	13.69	6.88 years	950,500	13.69
$13.83 - $24.03	184,588	18.71	3.10 years	184,588	18.71

Total	4,605,371	$11.54	6.76 years	3,445,671	$11.48

Restricted Stock

A summary of the status of the Company’s Restricted Stock issued under the Plans for the first six months of fiscal year 2007 is as follows:

	Shares	Weighted Average Grant Date Fair Value
Restricted Stock outstanding at December 31, 2006	111,332	$13.28
Vested	(26,666)	13.35

Restricted Stock outstanding at March 31, 2007	84,666	$13.26
Vested	(2,000)	12.51

Restricted Stock outstanding at June 30, 2007	82,666	$13.28

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 3 – Share-based Compensation (Continued)

Restricted Stock Units

A summary of the status of the Company’s Restricted Stock Units issued, including Performance Awards, under the Plans for the first six months of fiscal year 2007 is as follows:

	Shares	Weighted Average Purchase Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Restricted Stock Units outstanding at December 31, 2006	205,628	$—	1.24	$2,712,233
Awarded	280,323	—
Forfeited	(2,166)	—

Restricted Stock Units outstanding at March 31, 2007	483,785	$—	1.48	$5,848,961
Awarded	1,000	—
Released	(61,685)	—
Forfeited	(1,000)	—

Restricted Stock Units outstanding at June 30, 2007	422,100	$—	1.53	$6,411,699

Restricted Stock Units vested and expected to vest at June 30, 2007	395,100	$—	1.53	$6,001,569

Restricted Stock Units exercisable (vested and deferred) at June 30, 2007	27,000	$—	—	$410,130

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 3 – Share-based Compensation (Continued)

The Company recognized the following share-based compensation expense (thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Stock options
General and administrative expenses	$422	$74	$655	$350
Selling expenses	48	40	72	40
Cost of goods sold	9	4	14	4

Restricted Stock
General and administrative expenses	261	237	522	476
Selling expenses	6	—	12	—

Restricted Stock Units
General and administrative expenses	513	119	781	119
Selling expenses	46	—	68	—
Cost of goods sold	8	—	12	—

Total	1,313	474	2,136	989

Income tax benefit	(476)	(174)	(808)	(362)

Share-based compensation expense, net of taxes	$837	$300	$1,328	$627

Effect of share-based compensation expense on net income per share:
Basic	$(0.02)	$(0.01)	$(0.03)	$(0.01)
Diluted	$(0.02)	$(0.01)	$(0.03)	$(0.01)

The following table summarizes the approximate unrecognized compensation cost for the share-based compensation awards and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Thousands)
Stock options	$5,192	2.25
Restricted Stock	498	0.53
Restricted Stock Units	4,245	2.30

Total	$9,935	2.25

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 3 – Share-based Compensation (Continued)

The following assumptions were used to estimate the fair value of options granted during the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Risk free interest rate	4.98%	4.98%	4.43%	4.98%
Expected life of options	5 years	5 years	5 years	5 years
Expected volatility	45.5%	45.5%	38.9%	45.5%
Expected dividend yield	—	—	—	—

NOTE 4 – Inventories

The components of inventories consisted of the following:

	June 30, 2007	December 31, 2006
	(Thousands)
Finished goods	$316,416	$282,692
Work in process	27,573	18,694
Raw materials	90,205	83,597

	$434,194	$384,983

NOTE 5 - Acquisitions

On January 16, 2007, K2 completed the acquisition of Penn International, LLC (“Penn”), a business engaged in the design, manufacturing, selling and distribution of fishing accessories. The transaction consideration consisted of cash, subject to a working capital adjustment, and certain holdbacks whereby K2 may make additional payments in the form of stock or cash, less any claims for breaches of representations and warranties or other indemnities. The holdbacks total $9.5 million at June 30, 2007, including $5.0 million related to any future claims for indemnification as specified in the purchase agreement and $4.5 million related to a non-contributory defined benefit pension plan. The Penn business is included in K2’s Marine and Outdoor segment.

On January 2, 2007, K2 completed the acquisition of CMC Sport GmbH (“CMC”), a business engaged in the design, selling and distribution of paintball products. The transaction consideration consisted of cash. The CMC business has been renamed JT Europe and is included in K2’s Team Sports segment.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 5 – Acquisitions (Continued)

The results of the operations of these two companies were included in the consolidated financial statements of K2 beginning with the date of the applicable acquisition. These transactions were accounted for under the purchase method of accounting, and accordingly the purchased assets and liabilities were recorded at their estimated fair values at the date of the acquisition. The combined purchase price allocation for these acquisitions resulted in an excess of the purchase price over net tangible assets acquired of approximately $35.2 million.

The excess amounts of these transactions were allocated to intangible assets with finite and indefinite lives including: customer relationships, non-compete and supply agreements, and patents of $12.8 million with a weighted average life of 13.9 years; tradenames with an indefinite life not subject to amortization of $5.1 million; and goodwill not subject to amortization of $17.3 million. However, the allocation of the excess purchase price over the net tangible assets acquired related to these acquisitions is preliminary. K2 expects to complete the allocation by the end of the third quarter of 2007.

At June 30, 2007, there was approximately $2.3 million of cash and 29,175 shares of K2 common stock held in escrow relating to certain acquisitions. The cash and shares will be released from escrow during 2007 and 2008 subject to final agreement between K2 and the selling parties. The cash and shares in escrow as well as future cash payments due have been reflected in the purchase price of the related acquisitions. Shares held in escrow are reflected in the calculation of diluted earnings per share for certain periods presented to the extent such shares are not anti-dilutive.

Pursuant to the acquisitions made by K2 during 2005 and 2004, K2 approved restructuring and exit plans related to the closure of certain facilities of the acquired companies. In accordance with Emerging Issues Task Force (“EITF”) 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” K2 established reserves for employee severance, employee relocation costs and lease termination costs totaling approximately $0.6 million and $11.0 million during 2005 and 2004, respectively.

These reserves were recognized as assumed liabilities of the acquired companies. The reserves established were not individually significant to any of K2’s acquisitions during 2005 or 2004. No new reserves were established during 2006 or the six months ended June 30, 2007.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 5 – Acquisitions (Continued)

The following table summarizes the activity in 2006 and the first six months of 2007:

	Employee Severance	Employee Relocation	Subtotal	Lease Termination Costs	Total
	(Thousands)
Balance at December 31, 2005	$1,346	$243	$1,589	$2,131	$3,720
Adjustments to reserve estimates (reflected as an adjustment of the cost of the acquired companies)	(51)	—	(51)	(72)	(123)
Utilized in 2006	(1,295)	(153)	(1,448)	(1,194)	(2,642)

Balance at December 31, 2006	$—	$90	$90	$865	$955
Utilized in 2007	—	(90)	(90)	(360)	(450)

Balance at June 30, 2007	$—	$—	$—	$505	$505

K2 believes that the remaining reserves for restructuring are adequate to complete its restructuring and exit plans.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 6 – Intangible Assets and Goodwill

The components of intangible assets and goodwill consisted of the following:

	Weighted Average Useful Life	June 30, 2007			December 31, 2006
		Gross Amount	Accumulated Amortization	Net Book Value	Gross Amount	Accumulated Amortization	Net Book Value
		(Thousands)
Intangibles subject to amortization:
Patents	7.0 years	$18,603	$8,805	$9,798	$17,084	$7,766	$9,318
Customer contracts/relationships	11.0 years	27,937	5,140	22,797	16,463	3,815	12,648
Licensing agreements	6.6 years	3,278	2,170	1,108	3,278	1,853	1,425
Trademarks	6.9 years	1,075	522	553	1,075	434	641
Non-compete agreements	4.2 years	1,754	1,206	548	1,686	1,064	622
Order backlog and other	3.0 years	252	38	214	108	—	108

		52,899	17,881	35,018	39,694	14,932	24,762

Intangibles not subject to amortization:
(by segment)
Tradename
Marine and Outdoor		11,012	—	11,012	5,891	—	5,891
Action Sports		35,555	—	35,555	41,044	—	41,044
Team Sports		20,065	—	20,065	20,751	—	20,751
Apparel and Footwear		21,600	—	21,600	21,600	—	21,600
Goodwill
Marine and Outdoor		46,853	—	46,853	36,604	—	36,604
Action Sports		929	—	929	668	—	668
Team Sports		4,140	—	4,140	—	—	—
Apparel and Footwear		76,128	—	76,128	76,582	—	76,582

		216,282	—	216,282	203,140	—	203,140
Total intangibles and goodwill		$269,181	$17,881	$251,300	$242,834	$14,932	$227,902

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 6 – Intangible Assets and Goodwill (Continued)

The increase in intangibles and goodwill subject to and not subject to amortization for the six months ended June 30, 2007 is due to K2’s acquisition activities as follows:

	December 31, 2006 Net Book Value	2007 Activity			June 30, 2007 Net Book Value
		Purchase Price Allocation (a)	Other Activity (b)	Amortization
	(Thousands)
Intangibles subject to amortization:
Patents	$9,318	$1,133	$374	$(1,027)	$9,798
Customer contracts/relationships	12,648	11,474	—	(1,325)	22,797
Licensing agreements	1,425	—	—	(317)	1,108
Tradenames/trademarks	641	—	—	(88)	553
Non-compete agreements	622	68	—	(142)	548
Order backlog and other	108	144	—	(38)	214

	24,762	12,819	374	(2,937)	35,018

Intangibles not subject to amortization:
(by segment)
Tradename
Marine and Outdoor	5,891	5,121	—	—	11,012
Action Sports	41,044	—	(5,489)	—	35,555
Team Sports	20,751	—	(686)	—	20,065
Apparel and Footwear	21,600	—	—	—	21,600
Goodwill
Marine and Outdoor	36,604	10,363	(114)	—	46,853
Action Sports	668	261	—	—	929
Team Sports	—	4,140	—	—	4,140
Apparel and Footwear	76,582	—	(454)	—	76,128

	203,140	19,885	(6,743)	—	216,282

Total intangibles and goodwill	$227,902	$32,704	$(6,369)	$(2,937)	$251,300

(a)	Amounts in this column represent the allocation of purchase price to intangibles in accordance with SFAS No. 141 “Business Combinations” (“SFAS 141”) and adjustments to the preliminary purchase price allocations.
(b)	Amounts in this column represent either additions to intangibles not related to purchased intangibles, the effects of foreign currency translation, a reduction in intangibles to reflect the utilization and projected benefits of acquired deferred tax assets, or a reduction in the reserves established upon acquisition in accordance with SFAS 141, primarily due to the adoption of FIN 48.

Amortization expense for intangibles subject to amortization was approximately $2.9 million for the six months ended June 30, 2007. Amortization expense of intangible assets subject to amortization is estimated to be approximately $5.5 million during 2007, approximately $5.5 million during 2008, approximately $4.1 million during 2009, approximately $3.5 million during 2010 and approximately $3.0 million during 2011.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 7 – Warranties

K2 records the estimated cost of product warranties at the time sales are recognized. K2 estimates warranty obligation by reference to historical product warranty return rates, material usage and service delivery costs incurred in correcting the product. Should actual product warranty return rates, material usage or service delivery costs differ from the historical rates, revisions to the estimated warranty liability would be required.

The following activity is related to product warranty liabilities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Thousands)		(Thousands)
Beginning balance	$12,127	$9,089	$11,457	$10,446
Charged to costs and expenses	4,434	2,053	8,394	4,207
Increase to reserve resulting from acquisitions	379	300	379	300
Amounts charged to reserve	(4,248)	(1,925)	(7,538)	(5,436)

Balance at June 30	$12,692	$9,517	$12,692	$9,517

NOTE 8 – Borrowings and Other Financial Instruments

K2’s principal long-term borrowing facility, as amended and restated, is a five-year, $270 million revolving credit facility (“Facility”) expiring on February 21, 2011 with several banks and other financial institutions. The Facility is expandable to $350 million subject to certain conditions. The Facility has a $100 million limit for the issuance of letters of credit. Borrowings under the Facility are secured by all of K2’s assets in the United States, Canada, England and Norway. Actual borrowing availability under the Facility is based on K2’s trade receivable and inventory levels in the United States, Canada, England and Norway, subject to eligibility criteria and defined advance rates. Borrowings under the Facility are subject to an interest rate grid. As of June 30, 2007, borrowings bear a rate equal to the prime rate, or a LIBOR interest rate plus 1.375%, and the Facility had an unused commitment fee of 0.25%. The Facility includes various covenants, including requirements that K2 maintain a minimum debt service coverage ratio, as well as limiting annual capital expenditures, indebtedness, dividends and certain investment activities. On March 19, 2007, K2 amended the Facility to add additional European sub-limits in the Netherlands and Norway and increase the Facility by $20 million to $270 million.

At June 30, 2007, borrowings of $90.4 million were outstanding under the Facility bearing an average interest rate of 6.70%. At June 30, 2007, there were also letters of credit outstanding under the Facility of $10.7 million (consisting of $8.1 million of standby letters of credit and $2.6 million of trade letters of credit expiring over the next 12 months). Pursuant to the terms of the Facility, an additional $155.7 million was available for borrowing at June 30, 2007.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 8 – Borrowings and Other Financial Instruments (Continued)

At June 30, 2007, K2 had $75 million of 5.00% convertible senior debentures (“5% Debentures”) due June 2010. The 5% Debentures are convertible into 5,706,458 shares of K2 common stock at a conversion price of $13.143 per share. The 5% Debentures are redeemable by K2 in whole or in part at K2’s option on or after June 15, 2008 at a redemption price of 101.429% beginning on June 15, 2008 and ending on June 14, 2009, and at 100.714% beginning on June 15, 2009 and ending on June 14, 2010.

At June 30, 2007, K2 also had $200 million of 7.375% senior unsecured notes (“Senior Notes”) due July 1, 2014. The Senior Notes are redeemable by K2 in whole or in part at K2’s option at any time prior to July 1, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest plus a make-whole premium as defined in the indenture. Thereafter, K2 may redeem all or a portion of the notes at the redemption prices set forth in the indenture. The Senior Notes include various incurrence covenants, including limitations on indebtedness, restricted payments and sales of assets. On July 18, 2007, K2 commenced a tender offer and consent solicitation with respect to the Senior Notes. Concurrent with the acquisition of the Company by Jarden Corporation on August 8, 2007 (see Note 16), $199.0 million in aggregate principal amount of Senior Notes were validly tendered and purchased.

At June 30, 2007, K2 also had $25.1 million outstanding under various foreign lending arrangements.

NOTE 9 – Pension Plans

Domestic plans

K2 sponsors a non-contributory defined benefit pension plan that covers approximately 750 of its domestic employees. Benefits are generally based on years of service and the employee’s highest average compensation for five consecutive years during the years of credited service. Benefit formulas for prior service vary for different divisions. Contributions are intended to provide for benefits attributable to service to date and service expected to be provided in the future. K2 funds this plan in accordance with the Employee Retirement Income Security Act of 1974.

Effective August 31, 2004, the domestic pension plan (the “K2 Pension Plan”) was amended to freeze the accrual of future benefits for all of the employees, except for about 20 employees subject to a collective bargaining agreement. This resulted in active participants no longer accruing benefits under the K2 Pension Plan. Participants will remain eligible to receive benefits they have earned under the K2 Pension Plan through August 31, 2004 when they retire. New employees will not be eligible to accrue any benefit under the K2 Pension Plan. Such employees subject to a collective bargaining agreement continued to accrue a benefit until September 16, 2006.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 9 – Pension Plans (Continued)

In conjunction with the acquisition of Penn during the first quarter of 2007, K2 acquired a non-contributory defined benefit pension plan covering approximately 179 of Penn’s non-union employees.

The components of domestic net periodic pension cost consisted of the following:

	Domestic Pension Plans Three Months Ended June 30,		Domestic Pension Plans Six Months Ended June 30,
	2007	2006	2007	2006
	(Thousands)		(Thousands)
Service cost	$26	$38	$53	$76
Interest cost	1,071	1,007	2,142	2,014
Expected return on assets	(1,128)	(981)	(2,256)	(1,962)
Actuarial loss	115	215	230	430

Total net periodic benefit cost	$84	$279	$169	$558

K2 estimates a required cash contribution of approximately $5.1 million to the plans in 2007. During the six months ended June 30, 2007, K2 made contributions totaling approximately $0.9 million to the domestic plans.

Foreign plans

In addition to the plans discussed above, K2 also had five smaller defined benefit plans in the United Kingdom and in Germany (“foreign plans”). Four of the foreign plans are in Germany and are attributable to the acquisitions of Völkl and Marker on July 7, 2004. K2 recorded pension expense for the plans in Germany beginning with the date of the acquisitions.

	Foreign Pension Plans Three Months Ended June 30,		Foreign Pension Plans Six Months Ended June 30,
	2007	2006	2007	2006
	(Thousands)		(Thousands)
Net periodic benefit cost
Service cost	$99	$101	$199	$202
Interest cost	243	201	486	402
Expected return on plan assets	(158)	(132)	(317)	(264)
Amortization of net loss	10	6	20	12

Net periodic benefit cost	$194	$176	$388	$352

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 9 – Pension Plans (Continued)

K2 estimates a required cash contribution of approximately $1.2 million to the foreign plans in 2007. During the six months ended June 30, 2007, K2 made contributions totaling approximately $0.5 million to the foreign plans.

NOTE 10 – Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

	Currency Translation Adjustments	Minimum Pension Liability	Derivative Financial Instruments	Total
	(Thousands)
Balance at December 31, 2006	$4,393	$(10,496)	$816	$(5,287)
Currency translation adjustments	4,773	(14)	—	4,759
Change in minimum pension liability, net of $0 in taxes	200	—	—	200
Reclassification adjustment for amounts recognized in cost of sales	—	—	(677)	(677)
Change in fair value of derivatives, net of $65 in taxes	—	—	(670)	(670)

Balance at June 30, 2007	$9,366	$(10,510)	$(531)	$(1,675)

Total comprehensive loss for the three months ended June 30, 2007 was $2.9 million, compared to comprehensive income of $10.2 million for the three months ended June 30, 2006. Total comprehensive income was $2.5 million and $15.8 million for the six months ended June 30, 2007 and 2006, respectively. Total comprehensive income includes the net change in accumulated other comprehensive loss for the period.

Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in the foreign currency translation adjustment in the above table. The currency translation gain for the six months ended June 30, 2007 is the result of the weakening of the U.S. dollar against foreign currencies during the period, mainly the Euro.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 11 – Earnings Per Share Data

Basic earnings per share (“EPS”) is determined by dividing net income or loss by the weighted average number of shares outstanding during the period. Diluted EPS reflects the potential dilutive effects of stock options, restricted stock, restricted stock units, shares held in escrow and warrants, using the treasury stock method, and of the convertible debentures using the “if converted” method. The table below outlines the determination of the number of diluted shares of common stock used in the calculation of diluted EPS as well as the calculation of diluted EPS for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Thousands, except per share amounts)
Determination of diluted number of shares:
Average common shares outstanding	49,492	47,016	49,439	46,916
Assumed conversion of dilutive stock options, restricted stock, contingently issuable shares and warrants	—	559	—	576
Shares held in escrow relating to completed acquisitions	—	29	—	63

Diluted average common shares outstanding (b)	49,492	47,604	49,439	47,555

Calculation of diluted earnings per share:
Net income (loss) (a)	$(5,847)	$2,143	$(1,080)	$5,785

Diluted earnings (loss) per share (a/b)	$(0.12)	$0.05	$(0.02)	$0.12

Options to purchase 4,605,371 and 4,532,115 shares of common stock were outstanding at June 30, 2007 and 2006, respectively. At June 30, 2007, there were also 82,666 unvested shares of restricted stock, 422,100 shares of unvested restricted stock units and 29,175 shares of common stock held in escrow relating to certain acquisitions. At June 30, 2006, there were 161,332 unvested shares of restricted stock, 228,662 shares of unvested restricted stock units and 29,175 shares of common stock held in escrow relating to certain acquisitions. Contingent holdbacks related to the Penn acquisition of $9.5 million at June 30, 2007, are payable in cash or stock. At June 30, 2007, shares of common stock issuable upon conversion of the 5% Debentures totaling 5,706,458 and warrants to purchase 524,329 shares of common stock were outstanding. At June 30, 2006, shares of common stock issuable upon conversion of the $100 million of convertible debentures (the 5% Debentures and the 7.25% Debentures) totaling 7,803,775 and warrants to purchase 524,329 of shares of common stock were outstanding.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 11 – Earnings Per Share Data (Continued)

For the three months ended June 30, 2007 and 2006, approximately 1,405,568 and 2,730,000 stock options, respectively, were excluded since their inclusion would have been antidilutive. For the three months ended June 30, 2006, approximately 53,000 unvested shares of restricted stock, 84,000 shares of unvested restricted stock units, and 374,521 warrants were also excluded as their inclusion would have been antidilutive. For the three months ended June 30, 2007 and 2006, the EPS calculation also excluded 5,706,458 and 7,803,775 shares, respectively, from the issuance of convertible debentures, since their inclusion would have also been antidilutive.

For the six months ended June 30, 2007 and 2006, approximately 2,128,524 and 2,638,000 stock options, respectively, were excluded since their inclusion would have been antidilutive. For the six months ended June 30, 2006, approximately 40,000 shares of unvested restricted stock units were also excluded as their inclusion would have been antidilutive. For the six months ended June 30, 2007 and 2006, approximately 59,198 and 438,055 warrants, respectively, were also excluded as their inclusion would have been antidilutive. For the six months ended June 30, 2007 and 2006, the EPS calculation also excluded 5,706,458 and 7,803,775 shares, respectively, from the issuance of convertible debentures, since their inclusion would have also been antidilutive.

NOTE 12 – Segment Data

Under SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” (“SFAS 131”), K2 classifies its business into the following four segments based on similar product types, distribution channels and management’s perspective in evaluating K2’s various lines of business: Marine and Outdoor, Team Sports, Action Sports and Apparel and Footwear.

Within Marine and Outdoor, sales over the past year have been as follows: approximately half of sales consisted of fishing products including rods, reels, fishing kits and combos, line and antennas; approximately one-third of sales consisted of marine products including personal flotation devices, drywear, waders and inflatable boats; and the balance of sales consisted of monofilament products including cutting line and paper weaving and conductive fiber industrial products and other product lines.

Within Team Sports, sales over the past year have been as follows: approximately two-thirds of sales consisted of baseball, softball, football, basketball and lacrosse products; approximately one quarter of sales consisted of paintball products; and the balance of sales consisted of licensed merchandise and other product lines.

Within Action Sports, sales over the past year have been as follows: approximately two thirds of the sales consisted of ski and binding products; approximately one quarter of sales consisted of snowboard products; and the balance of sales consisted of in-line skates and other products lines.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 12 – Segment Data (Continued)

Within Apparel and Footwear, sales over the past year have been as follows: approximately half of the sales consisted of technical apparel and accessories; approximately one third of sales consisted of skateboard shoes, apparel and accessories; and the balance of sales have come from adventure travel apparel and other product lines.

The results of K2’s China manufacturing operations are consolidated under the Marine and Outdoor segment. Historically, K2 has eliminated the intersegment sales from the China manufacturing operations, but has not allocated its operating profit from those intersegment sales to the other segments. In the fourth quarter of 2006, K2 implemented new financial reporting systems in its China manufacturing operations that now allocate it to obtain profitability by segment. The segment information for the 2006 period has been restated to reflect this reclassification.

The segment information presented below is for the three months ended June 30:

	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2007	2006	2007	2006	2007	2006
	(Millions)
Marine and Outdoor	$155.7	$128.8	$55.6	$46.2	$19.1	$19.5
Team Sports	91.2	96.5	—	—	2.2	4.6
Action Sports	34.3	37.5	3.5	4.8	(15.4)	(10.6)
Apparel and Footwear	34.2	38.3	1.0	0.8	(2.1)	0.4

Total segment data	$315.4	$301.1	$60.1	$51.8	3.8	13.9

Corporate expenses, net					(5.8)	(4.0)

Interest expense					(7.2)	(6.7)

Income (loss) before provision for income taxes					$(9.2)	$3.2

The segment information presented below is for the six months ended June 30:

	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2007	2006	2007	2006	2007	2006
	(Millions)
Marine and Outdoor	$298.0	$252.0	$107.6	$86.6	$34.4	$35.4
Team Sports	225.5	229.0	—	—	17.6	17.6
Action Sports	90.5	93.6	8.9	5.7	(26.0)	(21.2)
Apparel and Footwear	74.1	74.6	2.0	2.3	(3.4)	(1.4)

Total segment data	$688.1	$649.2	$118.5	$94.6	22.6	30.4

Corporate expenses, net					(10.0)	(7.0)

Interest expense					(14.3)	(14.6)

Income (loss) before provision for income taxes					$(1.7)	$8.8

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 13 – Contingencies

K2 currently is a party to various legal proceedings, including those noted below. While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on K2’s business, financial position, results of operations or prospects, litigation and related matters are subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include money damages or, in cases for which injunctive relief is sought, an injunction prohibiting K2 from, among other things, selling one or more products. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the business, financial position, results of operations or prospects for the period in which the ruling occurs or future periods. K2 maintains product liability, general liability and excess liability insurance coverage. However, no assurances can be given that such insurance will continue to be available at an acceptable cost to K2 or that such coverage will be sufficient to cover one or more large claims, or that the insurers will not successfully disclaim coverage as to a pending or future claim.

Environmental

K2 is one of several named potentially responsible parties (“PRP”) in three Environmental Protection Agency matters involving discharge of hazardous materials at old waste sites in South Carolina and Michigan. Although environmental laws technically impose joint and several liability upon each PRP at each site, the extent of K2’s required financial contribution to the cleanup of these sites is expected to be limited based upon the number and financial strength of the other named PRP’s and the volume and types of waste involved which might be attributable to K2.

Environmental and related remediation costs are difficult to quantify for a number of reasons including the number of parties involved, the difficulty in determining the extent of the contamination, the length of time remediation may require, the complexity of environmental regulation and the continuing advancement of remediation technology. K2 accrues for liabilities of this nature when it is probable a liability has been incurred and the amount can be reasonably estimated. At June 30, 2007 and December 31, 2006, K2 had recorded an estimated liability of approximately $0.8 million for environmental liabilities. The estimates are based on K2’s share of the costs to remediate as provided by the PRP’s consultants and in connection with a consent decree entered into in November 2004. The ultimate outcome of these matters cannot be predicted with certainty, however, and taking into consideration the recorded reserves, management does not believe these matters will have a material adverse effect on K2’s business, financial position, results of operations or prospects.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 13 – Contingencies (Continued)

EIFS Litigation and Claims

From 1988 through 2000, K2, through a former division, manufactured and sold an exterior wall covering product for application by contractors on commercial and residential buildings, referred to as exterior insulated finish systems (“EIFS”). In June 2000, K2 sold the assets of this division to Tyco International (US) Inc. and affiliates, including any liabilities for EIFS manufactured and installed after the sale date. K2 has not been in this building products business since June 2000. Since 1995, K2 has been a party to over 500 claims or lawsuits with a majority of the claims originating from the southeastern United States, with other claims and lawsuits from over 20 states. As of June 30, 2007, K2 continues to be a defendant or co-defendant in approximately 30 single family residential EIFS cases, the majority of which are pending in Alabama and Texas. K2 is also defending EIFS lawsuits involving commercial structures, townhouses, and condominiums. The vast majority of K2’s EIFS lawsuits seek monetary relief for water intrusion related property damages, although some claims in certain lawsuits allege personal injuries from exposure to mold.

To date, all litigation costs and settlements related to the EIFS claims and lawsuits against K2 have been paid by insurers, with the exception of immaterial deductibles and one partial payment by K2, for which adequate reserves were made at the time of the sale of the EIFS business, although such insurance carriers have issued “reservation of rights” letters in respect of certain claims and lawsuits. A “reservation of rights” letter refers to the notice provided by K2’s insurers that, while K2’s insurers have determined that the applicable insurance policy would cover the applicable lawsuits, the insurers preserve or “reserve” their right to withdraw from defense commitment on one or more claims if it is determined that one or more of the claims do not trigger coverage under the applicable insurance policy. Although K2’s experience with respect to EIFS claims is still evolving and it is possible that future claims and payments may vary from management’s current expectations, K2 believes that its third party insurance will be adequate to cover the anticipated costs of all remaining EIFS litigation.

In September 2000, 98 home owners filed suit in the district court in Montgomery County, Texas against the builder of the homes, Life Forms Homes, Inc., the EIFS applicator, Fresh Coat, Inc., the EIFS distributor, Griesenbeck Architectural Products, and K2. The allegations included claims of misrepresentation, common law indemnity and violation of the Texas Deceptive Trade Practices Act (“DTPA”). In this litigation, Life Forms, Fresh Coat, Inc., and Griesenbeck Architectural Products, Inc. filed cross-claims against K2 under the same theories.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 13 – Contingencies (Continued)

K2 timely tendered this case to its insurance carrier, which originally defended this lawsuit under a “reservation of rights” letter. In April 2004, K2 and its insurer negotiated an agreement which resulted in its insurer providing full indemnity up to applicable policy limits for all claims arising out of this litigation. In exchange for the indemnity, K2’s insurer assumed full control over the litigation and settlement negotiations. The claims by the 98 home owners were eventually settled by K2’s insurer. On November 4, 2005, the related claims against K2 by Life Forms, Fresh Coat, and Griesenbeck were tried and resulted in a judgment by the Texas district court of $52.4 million, of which $12.7 million was for pre-judgment interest and $6.8 million was for “knowingly” and “intentionally” violating the DTPA. In addition, interest accrues on this amount at 7.5% per year, and K2 has appealed this verdict. K2 reached a settlement with Griesenbeck pursuant to which the case was dismissed and Griesenbeck will receive $3.6 million. A settlement in principle has been reached with Life Forms to dismiss the case in exchange for payment of an agreed upon amount. Based on the agreement with its insurer to indemnify K2 on all claims as well as adequate insurance coverage and management’s assessments of K2’s arguments that may be made on behalf of K2 on appeal, K2 does not believe this verdict or these settlements will have a material adverse effect on its business, financial condition, results of operations or prospects.

While, to date, none of these EIFS proceedings have required that K2 incur substantial costs, there can be no guarantee of insurance coverage. Current and future EIFS proceedings could result in substantial costs to K2. Although K2 carries what it believes is adequate general, product and excess liability insurance, K2 cannot assure that its insurance coverage will be adequate for all future payments, that the insured amounts will cover all future claims in excess of deductibles or that all amounts will be covered by insurance in respect of all judgments.

Intellectual Property

In connection with K2’s acquisition of substantially all of the assets of Miken Composites, LLC (“Miken”), a business engaged in the design, selling and distribution of composite softball bats and softball-related products and accessories in the fourth quarter 2004, K2 assumed the post-acquisition damages, if any, relating to a patent lawsuit in the U.S. District Court for the District of Minnesota. In this patent lawsuit, Miken Composites, L.L.C. v. Wilson Sporting Goods Co., Miken commenced an action in April 2002 seeking a declaration that a line of softball bats manufactured by Miken does not infringe a particular patent owned by Wilson Sporting Goods Co. (“Wilson”). In response, Wilson counterclaimed for patent infringement seeking compensatory damages and a permanent injunction against Miken as the manufacturer and distributor of the allegedly infringing bats.

On August 10, 2006, the Minnesota Court issued an order granting summary judgment of non-infringement to Miken as to all of the accused softball bats, but held that Wilson’s patent was valid. Wilson appealed this decision on September 7, 2006, and the appeal process is expected to be concluded by early 2008.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 13 – Contingencies (Continued)

The outcome of this matter cannot be accurately predicted. Although each of K2 and Miken believes that Miken has meritorious defenses to Wilson’s counterclaims, in the event that Miken does not prevail, it is expected that Wilson would take action against K2 for alleged acts of infringement arising after the acquisition of Miken’s assets by K2. It is further expected, that Wilson would seek the same remedies against K2 that it is currently seeking against Miken, namely compensatory damages and an injunction against the manufacture and sale of allegedly infringing bats. In such event, K2 would, among other things, be required to record an expense in the period if the loss resulting from the resolution of the matter is probable and estimable.

Sale of K2 Inc. to Jarden Corporation

On July 30, 2007, K2 announced that it and the City of Roseville Employees’ Retirement System, on behalf of itself and all others similarly situated, agreed to a settlement in principle of the pending litigation in the Superior Court of the State of California brought by the City of Roseville Employees’ Retirement System relating to the acquisition of K2 by Jarden. The material terms of the settlement include K2’s agreement to make certain disclosures regarding the transaction, which disclosures K2 made in its proxy materials sent to shareholders and reports filed with the Securities and Exchange Commission. Pursuant to the settlement, K2 and Jarden also amended the merger agreement to reduce from $27.5 million to $24 million the termination fee that would have been payable by K2 to Jarden under certain circumstances in the event that the merger agreement had been terminated. The settlement includes full releases of all the defendants. The settlement is subject to preliminary and final approval of the California Superior Court where the case is pending. A companion case brought by Steamfitters Local 449 Pension & Retirement Security Funds has been dismissed.

Other

In connection with the sale of the Anthony Pools Division, K2 received certain distributions in 1997 and 1998 from a corporation in which it held a minority interest. On March 30, 2007, K2 received a notice of liability from the Internal Revenue Service asserting transferee liability for federal income taxes of this corporation totaling $16.5 million. K2 has contested the notice of liability by filing a petition in United States Tax Court and intends to defend itself, by among other things, seeking contribution from other shareholders of this corporation. At this time, K2 is seeking information related to this matter. In accordance with SFAS No. 5, “Accounting for Contingencies,” K2 has not recorded a liability related to this matter as it is not probable and estimable at this time.

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 14 – Supplemental Guarantor Information

Obligations to pay principal and interest on K2’s Senior Notes are guaranteed by K2’s existing and future wholly-owned U.S. subsidiaries. Separate financial statements of the guarantors are not provided, as subsidiary guarantors are 100% owned by K2 and guarantees are full, unconditional, and joint and several. The non-guarantor subsidiaries are K2’s consolidated non-U.S. subsidiaries. Supplemental condensed consolidating financial information of the K2’s guarantors and non-guarantors is presented below.

	Three Months Ended June 30, 2007
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Net sales	$—	$254,447	$121,086	$(60,130)	$315,403
Cost of products sold	—	173,225	96,708	(55,936)	213,997

Gross profit	—	81,222	24,378	(4,194)	101,406

Selling expenses	(371)	44,228	19,678	—	63,535
General and administrative expenses	10,255	20,911	8,130	—	39,296

Operating income (loss)	(9,884)	16,083	(3,430)	(4,194)	(1,425)

Income in consolidated subsidiaries	10,824	—	—	(10,824)	—
Other (income) expense, net	319	(179)	441	—	581
Interest expense	6,468	8	675	—	7,151

Income (loss) before income taxes	(5,847)	16,254	(4,546)	(15,018)	(9,157)

Income taxes	—	(4,769)	1,459	—	(3,310)

Net income (loss)	$(5,847)	$21,023	$(6,005)	$(15,018)	$(5,847)

	Three Months Ended June 30, 2006
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Net sales	$—	$243,099	$109,804	$(51,761)	$301,142
Cost of products sold	—	161,216	86,706	(49,345)	198,577

Gross profit	—	81,883	23,098	(2,416)	102,565

Selling expenses	—	37,131	20,552	—	57,683
General and administrative expenses	7,377	19,144	9,182	—	35,703

Operating income (loss)	(7,377)	25,608	(6,636)	(2,416)	9,179

Income in consolidated subsidiaries	15,627	—	—	(15,627)	—
Other (income) expense, net	(6)	(154)	(623)	—	(783)
Interest expense	6,113	(54)	677	—	6,736

Income (loss) before income taxes	2,143	25,816	(6,690)	(18,043)	3,226

Income taxes	—	682	401	—	1,083

Net income (loss)	$2,143	$25,134	$(7,091)	$(18,043)	$2,143

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 14 – Supplemental Guarantor Information (Continued)

	Six Months Ended June 30, 2007
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Net sales	$—	$542,817	$263,806	$(118,495)	$688,128
Cost of products sold	—	370,194	204,921	(112,003)	463,112

Gross profit	—	172,623	58,885	(6,492)	225,016

Selling expenses	112	90,068	42,591	—	132,771
General and administrative expenses	19,278	41,911	18,579	—	79,768

Operating income (loss)	(19,390)	40,644	(2,285)	(6,492)	12,477

Income in consolidated subsidiaries	31,799	—	—	(31,799)	—
Other (income) expense, net	319	(311)	(114)	—	(106)
Interest expense	13,170	7	1,143	—	14,320

Income (loss) before income taxes	(1,080)	40,948	(3,314)	(38,291)	(1,737)
Income taxes	—	(3,220)	2,563	—	(657)

Net income (loss)	$(1,080)	$44,168	$(5,877)	$(38,291)	$(1,080)

	Six Months Ended June 30, 2006
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Net sales	$—	$534,335	$209,500	$(94,622)	$649,213
Cost of products sold	—	360,390	164,671	(90,968)	434,093

Gross profit	—	173,945	44,829	(3,654)	215,120

Selling expenses	—	84,328	35,230	—	119,558
General and administrative expenses	15,925	42,318	15,533	—	73,776

Operating income (loss)	(15,925)	47,299	(5,934)	(3,654)	21,786

Income in consolidated subsidiaries	34,870	—	—	(34,870)	—
Other (income) expense, net	(15)	(582)	(938)	—	(1,535)
Interest expense	13,175	2	1,392	—	14,569

Income (loss) before income taxes	5,785	47,879	(6,388)	(38,524)	8,752

Income taxes	—	1,686	1,281	—	2,967

Net income (loss)	$5,785	$46,193	$(7,669)	$(38,524)	$5,785

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

Condensed Consolidating Balance Sheets (Unaudited)

(Thousands)

	As of June 30, 2007
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Assets
Current Assets
Cash and cash equivalents	$3,100	$2,658	$13,363	$—	$19,121
Accounts receivable, net	1,023	222,920	133,833	(62,336)	295,440
Inventories, net	133	270,191	163,870	—	434,194
Deferred income taxes	15,662	65	1,814	—	17,541
Prepaid expenses and other current assets	817	8,323	18,914	—	28,054

Total current assets	20,735	504,157	331,794	(62,336)	794,350

Property, plant and equipment	7,150	175,776	154,505	—	337,431
Less allowance for depreciation and amortization	2,368	117,657	71,857	—	191,882

	4,782	58,119	82,648	—	145,549

Investment in subsidiaries	1,070,521	5,629	(24,280)	(1,051,870)	—
Advances to affiliates	(16,478)	434,693	78,615	(496,830)	—
Intangible assets, net	231,417	9,888	9,994	—	251,299
Other	13,814	3,406	3,323	—	20,543

Total Assets	$1,324,791	$1,015,892	$482,094	$(1,611,036)	$1,211,741

Liabilities and Shareholders’ Equity
Current Liabilities
Bank loans	$—	$—	$8,887	$—	$8,887
Accounts payable	1,373	79,099	72,128	(62,336)	90,264
Accrued liabilities	47,911	56,942	41,347	—	146,200
Current portion of long-term debt	—	—	8,154	—	8,154

Total current liabilities	49,284	136,041	130,516	(62,336)	253,505

Long-term pension liabilities	16,248	—	8,101	—	24,349
Long-term debt	285,000	—	13,439	—	298,439
Deferred income taxes	13,637	—	1,671	—	15,308
Advances from affiliates	340,482	11,723	144,625	(496,830)	—
Convertible debentures	75,000	—	—	—	75,000
Interdivisional equity	—	868,128	183,742	(1,051,870)	—
Shareholders’ Equity	545,140	—	—	—	545,140

Total Liabilities and Shareholders’ Equity	$1,324,791	$1,015,892	$482,094	$(1,611,036)	$1,211,741

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 14 – Supplemental Guarantor Information (Continued)

Condensed Consolidating Balance Sheets

(Thousands)

	As of December 31, 2006
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Assets
Current Assets
Cash and cash equivalents	$30	$1,470	$13,779	$—	$15,279
Accounts receivable, net	5,886	273,465	310,525	(188,313)	401,563
Inventories, net	—	252,912	132,071	—	384,983
Deferred income taxes	14,907	(74)	1,268	—	16,101
Prepaid expenses and other current assets	1,036	6,100	19,156	—	26,292

Total current assets	21,859	533,873	476,799	(188,313)	844,218

Property, plant and equipment	6,644	164,265	148,545	—	319,454
Less allowance for depreciation and amortization	1,894	110,745	63,465	—	176,104

	4,750	53,520	85,080	—	143,350
Investment in affiliates	983,023	17,595	21,993	(1,022,611)	—
Advances to affiliates	971	453,584	116,345	(570,900)	—
Intangible assets, net	212,542	9,647	5,713	—	227,902
Other	14,260	3,075	2,649	—	19,984

Total Assets	$1,237,405	$1,071,294	$708,579	$(1,781,824)	$1,235,454

Liabilities and Shareholders’ Equity
Current Liabilities
Bank loans	$—	$—	$16,071	$—	$16,071
Accounts payable	3,802	79,892	199,425	(188,313)	94,806
Accrued liabilities	60,539	59,810	48,892	—	169,241
Current portion of long-term debt	—	—	3,424	—	3,424

Total current liabilities	64,341	139,702	267,812	(188,313)	283,542

Long-term pension liabilities	17,205	—	7,925	—	25,130
Long-term debt	282,938	—	14,550	—	297,488
Deferred income taxes	14,657	—	—	—	14,657
Advances from affiliates	243,627	148,566	178,707	(570,900)	—
Convertible debentures	75,000	—	—	—	75,000
Interdivisional equity	—	783,026	239,585	(1,022,611)	—
Shareholders’ equity	539,637	—	—	—	539,637

Total Liabilities and Shareholders’ Equity	$1,237,405	$1,071,294	$708,579	$(1,781,824)	$1,235,454

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 14 – Supplemental Guarantor Information (Continued)

Condensed Consolidating Statements of Cash Flows (Unaudited)

(Thousands)

	Six Months Ended June 30, 2007
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Operating Activities
Net income	$(1,080)	$44,168	$(5,877)	$(38,291)	$(1,080)
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	—	—	462	—	462
Depreciation and amortization	4,045	8,602	8,284	—	20,931
Non-cash share-based compensation charges	2,136	—	—	—	2,136
Deferred taxes	(1,775)	881	1,125	—	231
Change in long-term pension liabilities	(957)	(176)	176	—	(957)
Changes in operating assets and liabilities	(10,108)	33,957	14,251	—	38,100

Net cash provided by operating activities	(7,739)	87,432	18,421	(38,291)	59,823

Investing Activities
Property, plant & equipment expenditures	(506)	(9,944)	(4,861)	—	(15,311)
Purchase of businesses, net of cash acquired	—	(33,787)	(3,740)	—	(37,527)
Other items, net	(19,325)	63,473	(56,782)	9,032	(3,602)

Net cash used in investing activities	(19,831)	19,742	(65,383)	9,032	(56,440)

Financing Activities
Borrowings under long-term debt	590,420	—	3,619	—	594,039
Payments of long-term debt	(588,358)	—	—	—	(588,358)
Net decrease in short-term bank loans	—	—	(7,184)	—	(7,184)
Debt financing costs	(50)	—	—	—	(50)
Proceeds received from exercise of stock options	1,822	—	—	—	1,822

Net cash provided by (used in) financing activities	3,834	—	(3,565)	—	269

Effects of foreign exchange rates on cash and cash equivalents	—	—	190	—	190
(Increase) decrease in investment in subsidiaries	(87,498)	11,966	46,273	29,259	—
Advances (to) from affiliates	114,304	(117,952)	3,648		—

Net increase (decrease) in cash and cash equivalents	3,070	1,188	(416)	—	3,842

Cash and cash equivalents at beginning of year	30	1,470	13,779	—	15,279

Cash and cash equivalents at end of period	$3,100	$2,658	$13,363	$—	$19,121

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 14 – Supplemental Guarantor Information (Continued)

Condensed Consolidating Statements of Cash Flows (Unaudited)

(Thousands)

	Six Months Ended June 30, 2006
	K2 Inc.	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminating Entries	Consolidated K2 Inc.
Operating Activities
Net income (loss)	$5,785	$46,193	$(7,669)	$(38,524)	$5,785
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of operating facility	—	(1,504)	—	—	(1,504)
Depreciation and amortization	3,441	6,991	7,359	—	17,791
Non-cash stock compensation charges	989	—	—	—	989
Deferred taxes	1,314	966	456	—	2,736
Changes in operating assets and liabilities	211	38,622	15,529	—	54,362

Net cash provided by (used in) operating activities	11,740	91,268	15,675	(38,524)	80,159

Investing Activities
Property, plant & equipment expenditures	(73)	(4,590)	(7,017)	—	(11,680)
Proceeds of the sale of property, plant & equipment	2,649	2,339	398	—	5,386
Purchase of businesses, net of cash acquired	—	(2,551)	(262)	—	(2,813)
Other items, net	7,778	14,205	(43,944)	19,570	(2,391)

Net cash provided by (used in) investing activities	10,354	9,403	(50,825)	19,570	(11,498)

Financing Activities					—
Borrowings under long-term debt	530,052	—	—	—	530,052
Payments of long-term debt	(598,279)	—	(561)	—	(598,840)
Net decrease in short-term bank loans	—	—	(1,526)	—	(1,526)
Proceeds received from exercise of stock options	1,085	—	—	—	1,085

Net cash used in financing activities	(67,142)	—	(2,087)	—	(69,229)

Effects of foreign exchange rates on cash and cash equivalents	—	—	423	—	423
(Increase) decrease in investment in subsidiaries	(18,954)	—	—	18,954	—
Advances (to) from affiliates	61,481	(100,929)	39,448	—	—

Net increase (decrease) in cash and cash equivalents	(2,521)	(258)	2,634	—	(145)

Cash and cash equivalents at beginning of year	2,575	1,594	7,628	—	11,797

Cash and cash equivalents at end of period	$54	$1,336	$10,262	$—	$11,652

K2 INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Continued)

June 30, 2007

NOTE 15 – Related Party Transactions

In October 2003, K2 entered into a Reimbursement Agreement with its Chairman and then Chief Executive Officer, Mr. Heckmann, for the reimbursement of expenses incurred by Mr. Heckmann in the operation of his private plane when used for K2 business. The Reimbursement Agreement was effective for expenses incurred by Mr. Heckmann for K2 business purposes since September 3, 2003. On July 6, 2004 the agreement was amended changing certain terms and conditions. K2 paid a total of approximately $0 and $203,000 during the three and six months ended June 30, 2007, respectively, and $72,000 and $158,000 during the three and six months ended June 30, 2006, respectively, pursuant to this agreement related to expenses incurred by Mr. Heckmann and other executive officers of K2.

This agreement was terminated on January 17, 2007 when K2 simultaneously entered into an Aircraft Lease Agreement (the “Lease”) with Heckmann Enterprises, Inc. (“Heckmann Enterprises”), a corporation 100% owned by Mr. Heckmann. Under the terms of the Lease, K2 leases a private aircraft owned by Heckmann Enterprises for a monthly lease payment of $30,000, with an expiration date of December 31, 2011. The Lease is a net lease and during the term, except as described below, K2 will be responsible for all costs associated with the aircraft. Mr. Heckmann has the right to use the aircraft for personal use on a flight available basis, provided that Mr. Heckmann pays all variable costs associated with such personal use, including, without limitation, fuel costs, landing fees and equipment insurance. K2 and Heckmann Enterprises have also agreed on a sharing of scheduled and unscheduled maintenance costs based primarily on usage of the aircraft. The Lease may be terminated on certain conditions as set forth in the Lease and may be terminated by either party for any reason on 90 days prior notice. During the three and six months ended June 30, 2007, K2 paid a total of approximately $187,000 and $305,000, respectively, pursuant to the Lease.

NOTE 16 – Purchase of K2 by Jarden Corporation

On August 8, 2007 Jarden Corporation acquired all the outstanding shares of the Company in exchange for consideration of $10.85 in cash per share of K2 common stock and 0.1118 of a share of Jarden common stock for each share of K2 common stock outstanding. The aggregate consideration to the Company’s shareholders was approximately $701 million and was comprised of a cash payment of approximately $517 million and approximately 5.3 million common shares of Jarden Corporation with a fair value of approximately $184 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements in Management’s Discussion and Analysis are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ materially from expectations as of the date of this filing because of the factors discussed below under the Statement Regarding Forward-Looking Disclosure section and elsewhere in this report.

K2 is a leading branded consumer products company with a portfolio of well-recognized brands including Shakespeare, Pflueger, Penn, Stearns, Sevylor, Sospenders and Hodgman in the Marine and Outdoor segment; Rawlings, Worth, Miken and Brass Eagle in the Team Sports segment; K2, Völkl, Marker and Ride in the Action Sports segment; and Adio, Marmot and Ex Officio in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, water sports, baseball, softball, alpine and nordic skiing, snowboarding and in-line skating. Among K2’s other branded products are Tubbs, Atlas and Little Bear snowshoes, Madshus nordic skis, JT and Worr Games paintball products and Planet Earth apparel.

Matters Affecting Comparability

Operating Segments. Under SFAS No. 131, K2 classifies its business into the following four segments based on similar product types, distribution channels and management’s perspective in evaluating K2’s various lines of business: Marine and Outdoor, Team Sports, Action Sports and Apparel and Footwear. The Marine and Outdoor segment includes fishing tackle and monofilament products as well as marine and outdoor products. The Team Sports segment includes baseball and softball products, licensed products and paintball products. The Action Sports segment includes skis, bindings, snowboards, snowshoes and in-line skates. The Apparel and Footwear segment includes skateboard shoes and related apparel, technical apparel and equipment, and outdoor and adventure travel apparel. The results of K2’s China manufacturing operations are consolidated under the Marine and Outdoor segment. Historically, K2 has eliminated the intersegment sales from the China manufacturing operations, but has not allocated its operating profit from those intersegment sales to the other segments. In the fourth quarter of 2006, K2 implemented new financial reporting systems in its China manufacturing operations that now allocate it to obtain profitability by segment. The segment information for the 2006 period has been restated to reflect this reclassification.

The Marine and Outdoor segment represented $298.0 million, or 43.2%, of K2’s 2007 six months consolidated net sales; the Team Sports segment had net sales of $225.5 million, or 32.8% of 2007 six months consolidated net sales; the Action Sports segment had net sales of $90.5 million, or 13.2% of 2007 six months consolidated net sales; and the Apparel and Footwear segment had net sales of $74.1 million, or 10.8% of 2007 six months consolidated net sales.

Fiscal Year. K2 reports its financial statements using a 13 week quarter ending on the closest Sunday to the end of March, June and September, and the fourth quarter ending on December 31. Prior to 2007, K2 reported its financial statements using a 52/53 week year with a 13 week quarter ending on the closest Sunday to the end of March, June, September and December. Fiscal year 2007 will include a full calendar year versus 53 weeks in 2006, and the first quarter 2007 includes 13 weeks versus 14 weeks in the first quarter 2006. For purposes of the consolidated financial statements, the end of each quarter is stated as of March 31, June 30, September 30 and December 31, respectively.

Consolidated Results of Operations

The following table sets forth certain ratios and relationships calculated from the Consolidated Condensed Statements of Operations:

	For the three months ended June 30,		For the six months ended June 30,

	2007	2006	2007	2006
(In millions, except per share data)
Net sales	$315.4	$301.1	$688.1	$649.2
Gross profit	101.4	102.6	225.0	215.1
Operating income	(1.4)	9.2	12.5	21.8
Net income (loss)	(5.8)	2.1	(1.1)	5.8

Diluted earnings (loss) per share	(0.12)	0.05	(0.02)	0.12

Expressed as a percentage of net sales:
Gross margin (a)	32.1%	34.1%	32.7%	33.1%
Selling, general and administrative expense	32.6%	31.0%	30.9%	29.8%
Operating margin (b)	(0.5)%	3.0%	1.8%	3.4%

(a)	Gross Margin is defined as gross profit divided by net sales as presented in the Consolidated Condensed Statements of Operations.
(b)	Operating Margin is defined as operating income divided by net sales as presented in the Consolidated Condensed Statements of Operations.

Acquisitions

On January 16, 2007, K2 completed the acquisition of Penn International, LLC (“Penn”), a business engaged in the design, manufacturing, selling and distribution of fishing accessories. The transaction consideration consisted of cash, subject to a working capital adjustment, and certain holdbacks whereby K2 may make additional payments in the form of stock or cash, less any claims for breaches of representations and warranties or other indemnities. The Penn business is included in K2’s Marine and Outdoor segment.

On January 2, 2007, K2 completed the acquisition of CMC Sport GmbH (“CMC”), a business engaged in the design, selling and distribution of paintball products. The transaction consideration consisted of cash. The CMC business has been renamed JT Europe and is included in K2’s Team Sports segment.

The results of the operations of these two companies were included in the consolidated financial statements of K2 beginning with the date of the applicable acquisition.

Comparative Second Quarter Results of Operations

Net sales of K2 for the three months ended June 30, 2007 increased to $315.4 million as compared with $301.1 million in the year-earlier period. Net loss for the second quarter of 2007 was $5.8 million, or ($0.12) per diluted share, as compared to net income of $2.1 million, or $0.05 per diluted share, in the second quarter of 2006.

Net Sales. In the Marine and Outdoor segment, net sales increased to $155.7 million in the 2007 second quarter as compared with $128.8 million in the prior year’s second quarter. The second quarter sales increase was due to increased sales of fishing kits and combos, Sevylor inflatables (acquired in December 2006) and Penn fishing tackle (acquired in January 2007) offset by declines in children’s personal floatation devices, immersion suits, waders and drywear. Net sales of the Team Sports segment were $91.2 million for the 2007 second quarter as compared to $96.5 million in the prior year’s second quarter. The decrease was driven primarily by reduced sales of baseball, softball and paintball equipment offset by an increase in sales of team sports apparel and miscellaneous other product lines. In the Action Sports segment, net sales were $34.3 million in the 2007 second quarter as compared to $37.5 million in the prior year’s second quarter. This decrease was primarily due to decreased sales of skis, snowboards and bindings partially offset by increased sales of in-line skates. Net sales of the Apparel and Footwear segment were $34.2 million in the 2007 second quarter as compared to $38.3 million in the prior year’s second quarter. The decrease in net sales is primarily due to decreased sales of skateboard shoes and apparel.

K2’s international operations (operating locations outside of the United States) represented $62.9 million, or 20.0% of K2’s consolidated net sales for the three months ended June 30, 2007 as compared to $47.0 million, or 15.6% of K2’s consolidated net sales for the three months ended June 30, 2006. The increase in net sales from international operations was primarily due to international sales resulting from entities acquired in December 2006 and January 2007.

Gross profit. Gross profits for the second quarter of 2007 decreased by 1.1% to $101.4 million, or 32.2% of net sales, as compared to $102.6 million, or 34.1% of net sales, in the year ago quarter. The decrease in gross profit as a percentage of sales was primarily due to a change in mix in each segment and cost increases.

Costs and Expenses. Selling expenses for the 2007 second quarter were $63.5 million, or 20.1% of net sales, as compared with $57.7 million, or 19.2% of net sales, in the prior year’s second quarter. General and administrative expenses for the 2007 second quarter were $39.3 million, or 12.5% of net sales, as compared with $35.7 million, or 11.9% of net sales, in the prior year’s second quarter. The increase in selling expenses in dollars was attributable to the increase in sales volume and due to higher selling expense as a percentage of sales for the second quarter as compared to the prior year and the impact of businesses acquired in the fourth quarter of 2006 and first quarter of 2007. The increase in general and administrative expenses in dollars was primarily attributable to costs associated with K2’s then pending merger with Jarden Corporation (“Jarden”) and $0.8 million increase in share-based compensation expense under SFAS No. 123R during the second quarter compared to the prior year.

Operating Income or Loss. Operating loss for the 2007 second quarter was $1.4 million, or (0.5%) of net sales, as compared to operating income of $9.2 million, or 3.0% of net sales, a year ago. The decrease in operating income was due to lower gross profit as a percentage of sales leading to decreased gross profit and by higher selling and general and administrative expenses as a percentage of sales including costs associated with K2’s merger with Jarden and additional stock option expense under SFAS No. 123R in the 2007 second quarter as compared to the prior year period.

K2’s international operations (operating locations outside of the United States) had an operating loss of $6.3 million for the three months ended June 30, 2007 as compared with an operating loss of $6.8 million in the year ago quarter. The decrease in operating loss from international operations was primarily due to increased sales of higher margin in-line skate sales and the results of international operations acquired in the fourth quarter of 2006.

Interest Expense. Interest expense was $7.2 million in the 2007 second quarter as compared to $6.7 million in the year-earlier period. The increase in interest expense for 2007 was primarily attributable to higher average debt levels and higher interest rates in the second quarter 2007 compared to the prior year period.

Income Taxes. During the 2007 second quarter, the effective income tax rate was 36.2% as compared to 33.6% during the 2006 second quarter. The increase in the effective tax rate was primarily attributable to a larger loss incurred in a foreign jurisdiction for which no tax benefit could be taken.

Comparative Six-Month Results of Operations

Net sales of K2 for the six months ended June 30, 2007 increased to $688.1 million as compared with $649.2 million in the year-earlier period. Net loss for the first six months of 2007 was $1.1 million, or ($0.02) per diluted share, as compared to net income of $5.8 million, or $0.12 per diluted share, for the first six months of 2006.

Net Sales. In the Marine and Outdoor segment, net sales increased to $298.0 million for the first six months of 2007 as compared with $252.0 million in the prior year’s first six months. The sales increase was due to increased sales of fishing kits and combos, Sevylor inflatables (acquired in December 2006) and Penn fishing tackle (acquired in January 2007) offset by declines in personal floatation devices, immersion suits, waders and drywear. Net sales of the Team Sports segment were $225.5 million for the first six months of 2007 as compared with $229.0 million in the prior year’s first six months. The decrease was driven primarily by reduced sales of team sports apparel and miscellaneous other product lines in the first quarter of 2007. In the Action Sports segment, net sales were $90.5 million for the first six months of 2007 as compared with $93.6 million in the prior year’s first six months. This decrease was primarily due to decreased sales of skis, snowboards and bindings partially offset by increased sales of in-line skates. Net sales of the Apparel and Footwear segment were $74.1 million for the first six months of 2007 as compared with $74.6 million in the prior year’s first six months. The decrease in net sales was primarily due to declines in sales of skateboard shoes and apparel partially offset by increased sales of winter outerwear and spring apparel products during the first three months of 2007.

K2’s international operations (operating locations outside of the United States) represented $148.8 million, or 21.6% of K2’s consolidated net sales for the six months ended June 30, 2007 as compared to $118.6 million, or 18.3% of K2’s consolidated net sales for the six months ended June 30, 2006. The increase in net sales from international operations was primarily due to international sales resulting from entities acquired in December 2006 and January 2007.

Gross profit. Gross profits for the first six months of 2007 increased by 4.6% to $225.0 million, or 32.7% of net sales, as compared to $215.1 million, or 33.1% of net sales, in the first six months of 2006. The decrease in gross profit as a percentage of net sales was primarily due to a change in mix in each segment and cost increases.

Costs and Expenses. Selling expenses for the first six months of 2007 were $132.8 million, or 19.3% of net sales, as compared with $119.6 million, or 18.4% of net sales, in the prior year’s first six months. General and administrative expenses for the first six months of 2007 were $79.8 million, or 11.6% of net sales, as compared with $73.8 million, or 11.4% of net sales, for the first six months of 2006. The increase in selling expenses in dollars was attributable to the increase in sales volume and due to higher selling expense as a percentage of sales for the second quarter as compared to the prior year and the impact of businesses acquired in the fourth quarter of 2006 and first quarter of 2007. The increase in general and administrative expenses in dollars was primarily attributable to merger costs associated with K2’s then pending merger with Jarden and a $1.1 million increase in share-based compensation expense under SFAS No. 123R during the first six months of 2007 compared to the prior year period.

Operating Income or Loss. Operating income for the first six months of 2007 was $12.5 million, or 1.8% of net sales, as compared to $21.8 million, or 3.4% of net sales, for the first six months of 2006. The decrease in operating income was due to lower gross profit as a percentage of sales and higher selling and general and administrative expenses as a percentage of sales including costs associated with K2’s merger with Jarden and additional stock option expense under SFAS No. 123R in the first six months of 2007 as compared to the prior year period.

K2’s international operations (operating locations outside of the United States) had an operating loss of $8.6 million for the six months ended June 30, 2007 as compared with an operating loss of $9.3 million for the first six months of 2006. The decrease in operating loss from international operations was primarily due to increased sales of higher margin in-line skate sales and the results of international operations acquired in the fourth quarter of 2006.

Interest Expense. Interest expense was $14.3 million in the 2007 second quarter as compared to $14.6 million in the year-earlier period. The decrease in interest expense for 2007 was primarily attributable to lower average debt balances in the first six months of 2007 offset by higher average interest rates in 2007 compared to the prior year period.

Income Taxes. During the first six months of 2007, the effective income tax rate was 37.8% as compared to 33.9% during the for the first six months of 2006. The increase in the effective tax rate was primarily attributable to a larger loss incurred in a foreign jurisdiction for which no tax benefit could be taken.

Liquidity and Sources of Capital

Cash Flow Activity

K2’s operating activities provided $59.8 million of cash in the current year’s six months as compared to $80.2 million in the prior year. The decrease in cash from operations during 2007 was primarily attributable to the decrease in income from $5.8 million of net income in the first six months of 2006 to $1.1 million of net loss in the first six months of 2007. In addition, there was an increase in inventory of $32.7 million in 2007 compared to an increase of $20.7 million in 2006 and a decrease in accrued liabilities of $24.2 million in 2007 compared to a decrease of $8.9 million in 2006. These decreases to operating activities were partially offset by a larger decrease in accounts receivable of $10.0 million and a smaller decrease of accounts payable of $7.0 million.

Net cash used in investing activities was $56.4 million in the current year’s six months, as compared to $11.2 million of cash used in investing activities in the prior year. The increase in cash used in investing activities was primarily due to $37.5 million related to the acquisitions completed during the first six months of 2007 compared to $2.8 million during the first six months of 2006. In addition, $3.6 million more cash was used in the purchase of property, plant and equipment and $5.4 million less cash was provided by the disposals of property, plant and equipment during the first six months of 2007. There were no material commitments for capital expenditures at June 30, 2007.

Net cash provided by financing activities was $0.3 million in the current year’s six months as compared with $69.6 million of cash used in financing activities in the prior year. The decrease in cash used in financing activities was primarily due to increased borrowings to finance acquisitions during 2007.

Capital Structure and Resources

K2’s principal long-term borrowing facility, as amended and restated, is a $270 million revolving credit facility (“Facility”), secured by all of K2’s assets in the United States, Canada, England and

Norway. Total availability under the Facility is determined by a borrowing formula based on eligible trade receivables and inventory and defined advance rates. The Facility is expandable to $350 million, subject to certain conditions, and has a $100 million limit for the issuance of letters of credit. The Facility has an expiration date of February 21, 2011. On March 19, 2007, K2 amended the Facility to add additional European sub-limits in the Netherlands and Norway and increase the Facility by $20 million to $270 million.

At June 30, 2007, there were $90.4 million of borrowings outstanding under the Facility, $10.7 million of outstanding letter of credit issuances (consisting of $8.1 million of standby letters of credit and $2.6 million of trade letters of credit which expire over the next 12 months) and $155.7 million of available borrowing capacity. At June 30, 2007, K2 also had outstanding $75 million of 5.00% convertible senior debentures due June 2010 and $200 million of 7.375% senior unsecured notes due July 2014. At June 30, 2007, K2 had $25.1 million outstanding under various foreign lending arrangements.

K2 believes that the credit available under the Facility, together with cash flow from operations, will be sufficient for K2’s business needs through June 30, 2008. K2’s ability to arrange debt financing from other sources, should such additional financing become necessary, could be limited by the fact that substantially all of K2’s assets in the United States, Canada, England and Norway are subject to security interests pursuant to the Facility. In addition, K2’s $200 million senior notes place limitations on the incurrence of indebtedness by K2.

Long-term Financial Obligations and Other Commercial Commitments

The following summarizes the outstanding borrowings and long-term contractual obligations of K2 at June 30, 2007 and the effects such obligations are expected to have on liquidity and cash flow in future periods.

	Payment Due by Period
Contractual Obligations	Less than 1 year	1-3 years	4-5 years	After 5 years	Total
	(Thousands)
Long-term debt (1)	$8,154	$4,276	$161,768	$207,393	$381,591
Operating leases (2)	17,979	26,173	14,285	19,571	78,008
Licensing arrangements (3)	4,181	3,731	510	275	8,697
Endorsement and sponsorship arrangements (4)	6,653	2,544	289	27	9,513
Pension contributions (5)	5,095	—	—	—	5,095

Total contractual cash obligations	$42,062	$36,724	$176,852	$227,266	$482,904

(1)	Includes principal payments contractually outstanding under K2’s lending arrangements. See Note 8-Borrowings and Other Financial Instruments of Notes to Consolidated Condensed Financial Statements for additional information on K2’s long-term debt obligations.
(2)	In the ordinary course of business, K2 enters into operating leases for the use of buildings, machinery and equipment. These amounts represent the contractual minimum payments due under these agreements.
(3)	In the ordinary course of business, K2 enters into licensing arrangements whereby future minimum payments are due. These amounts represent the contractual minimum payments due under these agreements.
(4)	In the ordinary course of business, K2 enters into endorsement and sponsorship contracts with athletes whereby future minimum payments are due. These amounts represent the contractual minimum payments due under these agreements.

(5) These amounts include estimated contributions for K2’s pension plans. See Note 9-Employee Retirement Benefits of Notes to Consolidated Condensed Financial Statements, for additional information on K2’s pension plans.

In addition to the amounts listed in the above table, K2 also has interest payment and fee obligations related to the long term debt as follows at June 30, 2007 (see also Note 8-Borrowings and Other Financial Instruments of Notes to Consolidated Condensed Financial Statements):

•

Outstanding borrowings of $90.4 million under its $270 million secured bank revolving credit line due February 21, 2011 with interest payments due at LIBOR plus 1.125% to 1.875% or at the prime rate and a commitment fee of 0.25% on the unused portion.

•	$75 million convertible debentures, due June 15, 2010 with semi-annual interest payable at 5.00%.

•	$200 million senior notes, due July 1, 2014 with semi-annual interest payable at 7.375%.

•

Outstanding long term debt of $16.2 million under various foreign lending arrangements, of which $8.2 million was due within one year. Interest rates on these borrowings range from approximately 1% to 7.25%.

On July 18, 2007, K2 announced that it has launched a tender offer to purchase any and all of its outstanding $200 million senior notes. Concurrent with the acquisition of K2 by Jarden Corporation on August 8, 2007 (see Note 16 to Consolidated Condensed Financial Statements), $199.0 million in aggregate principal amount of senior notes were validly tendered and purchased.

Off-Balance Sheet Arrangements

K2 did not enter into any off-balance sheet arrangements during 2007 or 2006, nor did K2 have any off-balance sheet arrangements outstanding at June 30, 2007 or December 31, 2006.

Statement Regarding Forward-Looking Disclosure

This Report, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of K2 Inc. and its consolidated subsidiaries (“K2”) to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of net sales, gross margin, expenses, earnings or losses from operations, synergies or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning developments, performance or industry rankings relating to products; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the completion of the pending acquisition of K2 by Jarden Corporation, K2’s successful execution of its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in the People’s Republic of China, global economic conditions, product demand, financial market performance, foreign currency fluctuations and other risks that are described herein, including but not limited to the items described from time to time in K2’s periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including K2’s Annual Report on Form 10-K for the year ended December 31, 2006. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this report are made as of the date of filing of this report with the Securities and Exchange Commission, and K2 assumes no obligation and does not intend to update these forward-looking statements.